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                                                                   EXHIBIT C
                                                                      to
                                                                 Reorganization
                                                                   Agreement
                        AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of _________, 1997, by and between CRA Merger Corp., a Massachusetts corporation ("CRA Merger Corp.") and a wholly-owned subsidiary of Concentra Managed Care, Inc., a Delaware corporation ("Holding Company"), and CRA Managed Care, Inc., a Massachusetts corporation ("CRA"). CRA and CRA Merger Corp. are sometimes referred to herein as the "Constituent Corporations."

                                   RECITALS

     A. This Agreement is being entered into pursuant to an Agreement and Plan of Reorganization dated as of April 21, 1997 (the "Reorganization Agreement"), by and among CRA, OccuSystems, Inc., a Delaware corporation ("OccuSystems"), and Holding Company. The Reorganization Agreement provides for, among other things, (i) the merger of OccuSystems with and into Holding Company and (ii) the merger of CRA Merger Corp. with and into CRA. All defined terms that are not otherwise defined herein shall have the meaning ascribed to such terms in the Reorganization Agreement.

     B. The number of outstanding shares of common stock, par value $.01 per share, of CRA Merger Corp. is 100, all of which shares are of one class and all of which shares are entitled to vote. The number of outstanding shares of the common stock, par value $.01 per share, of CRA (the "CRA Common Stock") is _______, all of which shares are of one class and all of which shares are entitled to vote.

     C. The respective Boards of Directors of CRA Merger Corp. and CRA have approved this Agreement and have directed that this Agreement be submitted to a vote of Holding Company, the sole stockholder of CRA Merger Corp, and the stockholders of CRA.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, CRA Merger Corp. and CRA hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                     ARTICLE I
                                    THE MERGER

     Section 1.1 MERGER. In accordance with the provisions of this Agreement and the Massachusetts Business Corporation Law (the "MBCL"), at the Effective Time of the CRA Merger (as hereinafter defined) CRA Merger Corp. shall be merged with and into CRA (the "CRA Merger"), the separate corporate existence of CRA Merger Corp. shall cease and CRA will become a wholly-owned subsidiary of Holding Company. CRA shall be the surviving corporation in the CRA Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts.

     Section 1.2 FILING AND EFFECTIVENESS. The CRA Merger shall become effective when the following actions have been completed: (a) the Reorganization Agreement and the CRA Merger

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shall have been adopted and approved by the stockholders of CRA and Holding
Company, the sole stockholder of CRA Merger Corp., in accordance with the requirements of the MBCL; and (b) an executed Articles of Merger shall have been filed with the Secretary of State of the Commonwealth of Massachusetts. The date and time when the CRA Merger shall become effective, as hereinabove provided, is herein called the "Effective Time of the CRA Merger."

     Section 1.3 EFFECT OF THE MERGER. At the Effective Time of the CRA Merger, (a) the separate existence of CRA Merger Corp. shall cease and CRA, as the Surviving Corporation, shall possess all the rights, privileges, powers, franchises and authority, both public and private, and be subject to all the restrictions, disabilities and duties of the Constituent Corporation and (b) the Surviving Corporation shall be vested with all assets and property, real, personal and mixed, and every interest therein, wherever located, belonging to each of the Constituent Corporations and shall be liable for all the obligations and liabilities of each of the Constituent Corporations, all as more fully provided under the applicable provisions of the MBCL.

                                 ARTICLE II
                 CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     Section 2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of CRA Merger Corp. as in effect immediately prior to the Effective Time of the CRA Merger shall be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time of the CRA Merger.

     Section 2.2 BYLAWS. The Bylaws of CRA Merger Corp. as in effect immediately prior to the Effective Time of the CRA Merger shall be the Bylaws of the Surviving Corporation immediately after the Effective Time of the CRA Merger.

     Section 2.3 DIRECTORS AND OFFICERS. The directors and officers of CRA Merger Corp. immediately prior to the Effective Time of the CRA Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified in accordance with applicable law.

                                 ARTICLE III
                             CONVERSION OF STOCK

     Section 3.1 CRA COMMON STOCK. At the Effective Time of the CRA Merger, each share of CRA Common Stock issued and outstanding immediately prior thereto shall, by virtue of the CRA Merger and without any action by the Constituent Corporations, the holder of such share or any other person, be converted into the right to receive 1.786 (the "CRA Ratio") shares of Holding Company Common Stock, payable upon the surrender of the certificates formerly representing CRA Common Stock pursuant to Section 3.5. Each certificate which immediately prior to the Effective Time of the CRA Merger represented outstanding shares of CRA Common Stock shall, on and after the Effective Time of the CRA Merger, be deemed for all purposes to represent the right to receive the number of shares of Holding Company Common Stock into which the shares of CRA Common Stock represented by such certificate shall have been converted pursuant to this Section 3.1.

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     Section 3.2    HOLDING COMPANY COMMON STOCK.  At the Effective Time of
the CRA Merger, each share of Holding Company Common Stock issued and outstanding immediately prior thereto shall, by virtue of the CRA Merger and without any action by the Constituent Corporations, the holder of such share or any other person, be canceled without payment of any consideration therefor and cease to exist and be outstanding.

     Section 3.3    DISSENTING SHARES.  Notwithstanding anything in this
Article III to the contrary, shares of CRA Common Stock which are issued and outstanding immediately prior to the Effective Time of the CRA Merger and which are held by stockholders who have not voted such shares in favor of the CRA Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the MBCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive shares of Holding Company Common Stock pursuant to Section 3.1, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time of the CRA Merger, the right to receive the shares of Holding Company Common Stock pursuant to
Section 3.1, without any interest thereon.

     Section 3.4 FRACTIONAL SHARES, ETC. No certificate of scrip representing fractional shares of Holding Company Common Stock shall be issued upon the surrender for exchange of Certificates. In lieu of any fractional shares, each holder of shares of Converted Stock who would otherwise have been entitled to a fraction of a share of Holding Company Common Stock upon surrender of Certificates for exchange will be paid an amount of cash (without interest) in accordance with the terms and conditions of Section 4.5 of the Reorganization Agreement.

     Section 3.5 EXCHANGE FUND EXCHANGE PROCEDURES, ETC. The surrender and exchange of Certificates for shares of Holding Company Common Stock shall be made in accordance with the terms and conditions of Section 4.6 of the Reorganization Agreement.

                                  ARTICLE IV
                                    GENERAL

     Section 4.1 FURTHER ASSURANCE. From time to time, as and when required by the Surviving Corporation, or by its successors or assigns, there shall be executed and delivered on behalf of CRA such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or confirm of record or otherwise by Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CRA and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of CRA or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

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     Section 4.2    TERMINATION.  At any time before the Effective Time of the
CRA Merger, this Agreement may be terminated and the CRA Merger may be abandoned for any reason whatsoever by the Board of Directors of either CRA or CRA Merger Corp., or of both, notwithstanding the approval of this Agreement by the stockholders of CRA or the sole stockholder of CRA Merger Corp. In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of either of the parties hereto except as otherwise provided in the Reorganization Agreement.

     Section 4.3 COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     Section 4.4 AMENDMENT. This Agreement shall not be amended other than pursuant to an amendment to the Reorganization Agreement approved in the manner therein provided. If any such amendment to the Reorganization Agreement is so approved, any amendment to this Agreement required by such amendment to the Reorganization Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors.

     Section 4.5 GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.














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          IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of the Constituent Corporations.

                              CRA MANAGED CARE, INC.
                              a Massachusetts corporation


                              By:
                                    ------------------------------------------
                              Name:
                                    ------------------------------------------
                              Title:
                                    ------------------------------------------


                              CRA MERGER CORP.
                              a Massachusetts corporation


                              By:
                                    ------------------------------------------
                              Name:
                                    ------------------------------------------
                              Title:
                                    ------------------------------------------











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